EX. - 99.1

Global Earth Energy Receives 25% Ownership in $92MM Firm, Global Earth Natural Resources, Inc.

WILMINGTON, NC, June 16, 2011: Global Earth Energy, Inc. (OTCBB: GLER) announced today it has 25% equity ownership in Global Earth Natural Resources, Inc (GENR) effective June 16, 2011. The valuation completed on June 12, 2011 by the independent accounting firm Geneve Rothweil Partners, Ltd., valued Global Earth Natural Resources, Inc. at a fair market stock value of $91,906,300.00 based on discounted cash flow analysis.

GENR, Inc’s. business lines include natural resources for multiple end use purposes, including coal and other minerals.  GENR, Inc. a Canadian corporation, is in the process of being listed on a major global stock exchange. Detailed information on the deal will be available on GLER website.

Sydney Harland CEO of GLER stated, “We are very pleased to have completed this deal with Global Earth Natural resources. This will add great value and profitability to the company and our shareholders going forward.“

Geneve Rothweil Partners, Ltd. (GRP) have vast experience in accounting, finance, and valuation work.  GRP and its principals have worked as a valuation and financial partner in transactions on a global basis involving engagements for transactions ranging from succession planning, to leveraged buyouts, management buy-ins, spinouts, financings, public offerings and many others.

The principals of the firm have been involved with valuating organizations in Europe and North America. The principals have also been invited to speak to some of the world’s largest institutions.

About Global Earth Energy, Inc.

Global Earth Energy, Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
Global Earth Energy
Tel: 910-509-7232
www.globalearthenergy.com